Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-198126 on Form S-8 of our report dated March 19, 2015, relating to the consolidated financial statements of Cerulean Pharma Inc. appearing in this Annual Report on Form 10-K of Cerulean Pharma Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 19, 2015